Exhibit 99.1

SBT Bancorp, Inc. to Trade on OTCQX Marketplace

SIMSBURY, Conn.--(BUSINESS WIRE)--January 7, 2015--SBT Bancorp, Inc. (OTCQX: SBTB), parent company of The Simsbury Bank & Trust Company, Inc., is pleased to announce that it has qualified to trade on OTCQX, the marketplace operated by OTC Markets Group for established, global and growth companies. SBT Bancorp begins trading on OTCQX effective January 7, 2015; its symbol will continue to be SBTB.

OTCQX is the most transparent, shareholder-friendly marketplace operated by OTC Markets Group. To qualify for OTCQX, banks must be strongly capitalized, well managed and commit to provide regular news and disclosure to investors. They must also appoint a Corporate Broker, a broker-dealer in the community bank market, to serve as their advisor on OTCQX. U.S. investors can find current financial disclosure and Real-Time Level 2 quotes for SBT Bancorp on www.otcmarkets.com.

Martin J. Geitz, President and CEO of SBT Bancorp, said, "SBT Bancorp is proud to be part of OTCQX. We believe the OTCQX marketplace, as OTC Markets Group’s most robust and prestigious marketplace, will provide our shareholders and potential investors with greater transparency, broader distribution of information, and more exposure for our shares, which is expected to increase our share liquidity. The requirements for banks to be traded on OTCQX help to highlight those banks seeking to perform at the highest levels and will enhance shareholder value.”

"We are thrilled to welcome SBT Bancorp to our growing family of OTCQX banks," said R. Cromwell Coulson, President and CEO of OTC Markets Group. "Trading on OTCQX will help SBT Bancorp increase its transparency and engagement with its shareholders, so they can more easily analyze, value and trade its securities. We look forward to supporting the Bank as it continues to grow and serve the financial needs of consumers and businesses in Connecticut and throughout southern New England."

FIG Partners, LLC serves as SBT Bancorp’s Corporate Broker on OTCQX.

Simsbury Bank is an independent, community bank for consumers and businesses. The Bank serves customers through full-service branches in Avon, Bloomfield, Granby and Simsbury, Connecticut; mortgage loan advisors and commercial bankers active throughout Southern New England; Simsbury Bank Online internet banking at simsburybank.com; Simsbury Bank Mobile app; free ATM transactions at hundreds of machines throughout the northeastern U.S. via the SUM program; and with 24 hour telephone banking. The Bank’s wholly-owned subsidiary, SBT Investment Services, Inc., offers securities and insurance products through LPL Financial and its affiliates, Member FINRA/SIPC. Simsbury Bank is wholly-owned by publicly traded SBT Bancorp, Inc. Its stock is traded on the OTCQX marketplace under the ticker symbol of SBTB. For more information, visit www.simsburybank.com.

Certain statements in this press release, including statements regarding the intent, belief or current expectations of SBT Bancorp, Inc., The Simsbury Bank & Trust Company, or their directors or officers, are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.

CONTACT:
SBT Bancorp, Inc.
Richard Sudol, 860-651-2067
Chief Financial Officer
rsudol@simsburybank.com